Prospectus Supplement No. 1                     Filed Pursuant To Rule 424(b)(3)
To Prospectus Dated September 27, 1999                Registration No. 333-82697


                                 C-COR.net CORP.

                        3,600,506 Shares of Common Stock
                           (1,800,253 Pre-Stock Split)


     This Prospectus Supplement supplements information contained in that certain Prospectus of C-COR.net Corp. (the "Company") dated September 27, 1999, relating to the resale by the selling shareholders listed therein of shares of Common Stock, par value of $0.10 per share (the "Common Stock"), of the Company. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

     On December 8, 1999, the Company announced that its board of directors declared a two-for-one stock split of its Common Stock (the "Stock Split"). On January 6, 2000, shareholders of the Company received one additional share for every share that they owned of record on December 22, 1999. As a result of the Stock Split, the par value per share of the Common Stock was reduced from $0.10 to $0.05. The section entitled "Selling Shareholders" beginning on page 13 of the Prospectus is hereby amended and restated in its entirety by the information set forth below.

                              SELLING SHAREHOLDERS

     The table below sets forth information regarding our common stock which has been issued or is issuable to the selling shareholders as of January 11, 2000 and assumes that each selling shareholder listed below continues to own the number of shares (and has not purchased any additional shares) which each selling shareholder owned as of September 17, 1999. The following table assumes that the selling shareholders sell all of the shares offered by this prospectus. The securities to be sold include shares of common stock which were issued or are issuable upon the exercise of warrants owned by the selling shareholders, which warrants were acquired by selling shareholders from Convergence.com and converted by us into warrants to acquire our common stock in connection with our acquisition of Convergence.com. In addition, the following table shows the number of shares beneficially owned after taking into effect the two-for-one stock split (the "Stock Split"). Pursuant to the Stock Split, on January 6, 2000 shareholders received one additional share of our common stock for every share that they owned of record as of December 22, 1999. We are unable to determine the exact number of shares that have actually been sold or will be sold.


     We have filed with the Commission, under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the securities from time to time on The Nasdaq National Market or in privately negotiated transactions and have agreed to keep the registration statement effective until the securities are no longer required to be registered for the sale thereof by the selling shareholders.

     The table below assumes the exercise of all outstanding warrants owned by the selling shareholders. The percentages, if any, were calculated based on shares of common stock outstanding as of January 11, 2000 plus the shares issued or issuable to the selling shareholders listed in this prospectus and includes 733,860 shares of common stock which were issued or are issuable upon the exercise of outstanding warrants owned by the selling shareholders.

     David R. Ames, a selling shareholder listed below, is a former officer of our Company. Terry L. Wright, a selling shareholders listed below, is currently an officer of our company.

                                                   Securities Owned                          Securities Owned
                                                   Prior to Offering                          After Offering
                                     ---------------------------------------------     -----------------------------
                                                        Shares of                        Number of
                                      Shares of       Common Stock     Percent of        Shares of       Percent of
Name of Selling Shareholder         Common Stock     Offered Hereby   Common Stock     Common Stock     Common Stock
---------------------------         ------------     --------------   ------------     ------------     ------------

Kevin B. Allen..................       10,000           10,000             *                0              *
David R. Ames...................      892,380          892,380           2.8%               0              *
Elizabeth F. Ames...............        8,000            8,000             *                0              *
Margaret A. Ames ...............       14,522           14,522             *                0              *
Robert S. Ames .................       24,880           24,880             *                0              *
Frank M. Ayre, III..............      133,860          133,860             *                0              *
BG Investments .................       20,000           20,000             *                0              *
Jeffrey D. Bennis ..............       10,000           10,000             *                0              *
Vincent T. Bocchino.............        4,000            4,000             *                0              *
Joseph V. Bocchino..............        4,000            4,000             *                0              *
John M. Bohunsky ...............        4,000            4,000             *                0              *
Robert V. Bolen.................       10,000           10,000             *                0              *
Kip R. Caffey ..................       50,000           50,000             *                0              *
Linda Cassady ..................        8,000            8,000             *                0              *
DRL, LLC .......................       20,000           20,000             *                0              *
Drew W. Edwards ................        2,000            2,000             *                0              *
U. Bertram Ellis, Jr. ..........       40,000           40,000             *                0              *
Finn Partners...................      200,000          200,000             *                0              *
Robert Frankovich...............      200,000          200,000             *                0              *
S. Taylor Glover ...............       80,000           80,000             *                0              *
Reese M. Jones..................      433,692          433,692           1.4%               0              *
James C. Kennedy................       80,000           80,000             *                0              *
Steve Kirschner ................       30,000           30,000             *                0              *
Billy Morgan Long and/or
Dixie Norman Long...............       80,314           80,314             *                0              *
Joseph L. Mathias, IV ..........       40,000           40,000             *                0              *
Drexel and Gwendolyn
        McDaniel ...............        4,000            4,000             *                0              *
Realan Capital Corp. ...........      200,000          200,000             *                0              *
Bruce A. Rifkin.................       10,000           10,000             *                0              *
Monroe M. Rifkin................       46,000           46,000             *                0              *
Stuart G. Rifkin................       10,000           10,000             *                0              *
Arthur W. Rollins ..............       10,000           10,000             *                0              *
Bradley Simmons ................       10,000           10,000             *                0              *
Peter N. Smith..................       10,000           10,000             *                0              *
T.A.F., L.P. ...................        4,448            4,448             *                0              *
Dale D. Wagner .................        4,000            4,000             *                0              *
Terry L. Wright.................      892,380          892,380           2.8%               0              *
________________________

*  Less than one percent.

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AN INVESTMENT IN THE SHARES OFFERED  HEREBY  INVOLVES A HIGH DEGREE OF RISK. SEE
"RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.


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NEITHER  THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR  ANY  STATE  SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus Supplement is January 18, 2000.